Exhibit 4.6.3

THIRD SUPPLEMENTAL INDENTURE
THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 24, 2013, is by and among Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), Citibank, N.A., as paying agent, registrar and authenticating agent (in such capacities, “Citibank”), and Wilmington Trust, National Association, as trustee (the “Trustee”).
WHEREAS, Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), certain subsidiaries of the Company, including Eagle Ford Hunter, Inc., a Colorado corporation (“EFH”), as guarantors, Citibank and the Trustee are parties to that certain Indenture dated as of May 16, 2012, as amended by that certain First Supplemental Indenture dated as of October 18, 2012 and effective as of May 16, 2012 and the Second Supplemental Indenture dated as of December 13, 2012 (collectively, the “Indenture”), providing for the issuance of the Company’s 9.750% Senior Notes due 2020 (the “Notes”);
WHEREAS, Section 10.06(b) of the Indenture provides that a Guarantor shall be released from its obligations under the Indenture without the consent of any holders in connection with any sale of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or any Restricted Subsidiary, if the sale does not violate Section 4.07 of the Indenture and such Guarantor ceases to be a Restricted Subsidiary as a result of such transaction;
WHEREAS, on April 2, 2013, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) pursuant to which it agreed to sell (the “Sale”), to Persons that are not (either before or after giving effect to such Sale) the Company or a Restricted Subsidiary, 100% of the Capital Stock of EFH;
WHEREAS, the Sale does not violate Section 4.07 of the Indenture and EFH shall cease to be a Restricted Subsidiary as a result of such Sale;
WHEREAS, the sale of the Capital Stock of EFH is closing on the date hereof, and, pursuant to the Stock Purchase Agreement, shall be effective as of January 1, 2013 (the “Effective Date”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, Citibank and the Trustee are authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

ARTICLE I
RELEASE
Section 1.1    Release. Effective as of the Effective Date, EFH is irrevocably released from all of its obligations under the Indenture and its Note Guarantee.
ARTICLE II
MISCELLANEOUS PROVISIONS
Section 2.1    Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.
Section 2.2    Indenture; Notes. Except as expressly supplemented hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Securityholder heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument.
Section 2.3    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 2.4    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 2.5    Multiple Originals. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 2.6    WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
Section 2.7    Effect of Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.8    Supplemental Indenture Controls. In the event there is any conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

MAGNUM HUNTER RESOURCES CORPORATION
By:    /s/ Ronald D. Ormand
Name:     Ronald D. Ormand
Title:    Executive Vice President and
Chief Financial Officer

[Signature Page to Third Supplemental Indenture]

TRUSTEE:
WILMINGTON TRUST, NATIONAL ASSOCIATION
    Solely in its capacity as Trustee
By:    /s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title:    Assistant Vice President

[Signature Page to Third Supplemental Indenture]

PAYING AGENT, REGISTRAR AND     AUTHENTICATING AGENT:
CITIBANK, N.A.
Solely in its capacity as Paying Agent, Registrar and     Authenticating Agent
By:    /s/ Valerie Delgado
Name:    Valerie Delgado
Title:    Vice President

[Signature Page to Third Supplemental Indenture]